[CBRL GROUP, INC. LOGO]
Post Office Box 787
Lebanon, Tennessee
37088-0787
Phone 615.443.9869

Contact:	Lawrence E. White
Senior Vice President/
Finance and Chief
Financial Officer
(615) 443-9869

Media Contact:	Julie K. Davis
Director Corporate Communications
(615) 443-9266

CBRL GROUP, INC. ANNOUNCES RESULTS FOR FISCAL 2006 THIRD QUARTER
AND YEAR TO DATE

LEBANON, Tenn. (May 23, 2006) -- CBRL Group, Inc. (the “Company”) (Nasdaq: CBRL) today announced results for the third quarter ended April 28, 2006, reporting diluted net income per share of $0.47, which included (after taxes) approximately $0.03 per diluted share of stock option expense and $0.09 per diluted share of expenses related to closure and impairment of certain underperforming stores and other locations and to the Company’s strategic and capital structure initiatives that it began to implement in the third quarter. The results compared with diluted net income per share of $0.52 in the third quarter of fiscal 2005, which included $0.01 per diluted share of impairment charges, but no expense for stock options, no location closings, and no similar strategic and capital structure initiative activities. In addition, the Company reported year-to-date fiscal 2006 results.

A summary of fiscal 2006 third-quarter results includes:
•
Comparable store restaurant sales for the third fiscal quarter were down 2.1% for Cracker Barrel Old Country Store®(“Cracker Barrel”), while comparable store retail sales at Cracker Barrel were down 5.4%;

•	Comparable restaurant sales for the third fiscal quarter were up 0.5% for Logan’s Roadhouse® (“Logan’s”);
•	Total revenue for the third quarter of $644.2 million increased 2.6% from the year-ago quarter;
•
Operating income margin in the third quarter was 6.0% of total revenues compared to 6.8% in the year-ago quarter and included an impact of approximately 0.4% of revenues attributable to $2.4 million (before income taxes) in stock option expense, and 1.0% of revenues for the net expense effect of the certain charges and expenses that totaled $6.6 million before income taxes (for costs related to impairment, closure and disposition of locations at both concepts and expenses related to the Company’s strategic and capital structure initiatives);

•
Net income and diluted net income per share for the third quarter were $24.0 million and $0.47, respectively, compared to net income of $26.6 million and diluted net income per share of $0.52 in the year-ago quarter. Fiscal 2006 third-quarter results included approximately $1.6 million, after taxes, or $0.03 per diluted share, of stock option expense and $4.9 million, after taxes, or $0.09 per diluted share, of certain charges and other expenses as noted above. Fiscal 2005 third-quarter results included approximately $0.3 million, after taxes, or $0.01 per diluted share, of impairment charges, but no charges related to stock option expense, closures or the recently announced strategic initiatives;

•
The Company completed a tender offer for the repurchase of its common stock, closing early in the fourth fiscal quarter, through which the Company repurchased approximately 16.8 million shares, which represented approximately 35% of its then outstanding shares. The repurchase was funded from $725 million drawn on the Company’s new credit facility.

Third-Quarter Fiscal 2006 Results

Certain Charges and Expenses

The Company’s third-quarter fiscal 2006 results included the effects of certain charges and expenses. As previously disclosed, the Company closed seven Cracker Barrel units and three Logan’s restaurants during the third quarter. Impairment charges related to these units were recorded in the Company’s second-quarter results. During the third quarter, the Company recorded charges totaling approximately $3.6 million before income taxes ($2.4 million after taxes or approximately $0.04 per diluted share) for the costs related to actual closings and disposition and for impairment of a non-restaurant facility undergoing renovations.

In the third quarter, the Company also recorded expenses totaling approximately $3.8 million before income taxes ($2.5 million after taxes or approximately $0.05 per diluted share) related to initial implementation of the Company’s previously announced strategic initiatives, which included the write-off of certain loan acquisition costs.

The following table compares certain GAAP financial measures for the third quarter of fiscal 2006 and fiscal 2005 with comparable pro-forma financial measures before the effects of stock option expense (in the case of fiscal 2006) and certain charges and expenses described above. Management believes that the pro-forma analysis improves the comparability of results in the quarter to those in the prior-year quarter since it adjusts for the effects of material expenses that were not in or were immaterial to the prior year either because of changes in accounting or because they occur relatively infrequently.

	Operating Income	Operating Income Margin*	Income Before Income Taxes	Net Income	Diluted Net Income Per Share
Third Quarter Fiscal 2006 GAAP Results	$38,809	6.0%	$36,115	$23,972	$0.47
Stock Option Expense	2,399	0.4%	2,399	1,593	0.03
Store Closing Costs and Impairment Charges	3,596	0.6%	3,596	2,388	0.04
Expenses Related to Strategic Initiatives	2,993	0.4%	2,993	1,987	0.04
Write-off of Loan Acquisition Costs	-	-	841	558	0.01
Pro-Forma Results	47,797	7.4%	45,944	30,498	0.59

Third Quarter Fiscal 2005 GAAP Results	42,846	6.8%	40,625	26,571	0.52
Impairment Charges	431	0.1%	431	282	0.01
Pro-Forma Results	$43,277	6.9%	$41,056	$26,853	$0.53
*Percent of total revenues

Revenue

Total revenue for the third quarter of fiscal 2006 ended April 28, 2006 of $644.2 million was an increase of 2.6% from the third quarter of fiscal 2005. Comparable store restaurant sales at Cracker Barrel for the period decreased 2.1%, including a 1.2% higher average check, while guest traffic declined 3.3%. Cracker Barrel’s average menu price increase for the quarter was approximately 1.8% compared with last year. Comparable store retail sales at Cracker Barrel decreased 5.4% for the quarter. At Logan’s, comparable restaurant sales for the quarter were up 0.5%, as average check increased 2.5% while guest traffic declined 2.0%. Logan’s average menu price increased approximately 2.6% during the third quarter compared with last year. During the quarter, the Company opened six new Cracker Barrel units, three new Logan’s company-operated restaurants and one new Logan’s franchised restaurant. As described above, the Company also closed seven Cracker Barrel stores and three Logan’s company-operated restaurants in February, the closings of which reduced total revenue for the quarter by approximately 0.8% compared with last year.

Income

The Company reported net income for the third quarter of fiscal 2006 of $24.0 million, or $0.47 per diluted share, compared to net income of $26.6 million, or diluted net income per share of $0.52, for the third quarter of fiscal 2005. Stock option expense for the third quarter of fiscal 2006 was approximately $1.6 million after taxes, or $0.03 per diluted share, reflecting new accounting requirements for stock option expense that were not in effect in fiscal 2005. As described above, expenses associated with store closings, impairments and strategic initiatives totaled $4.9 million after taxes, or $0.09 per diluted share. Results for the third quarter of fiscal 2005 included approximately $0.3 million after taxes, or $0.01 per diluted share, of impairment charges, but no charges related to stock option expense, closures or recently announced strategic initiatives.

Operating income for the third quarter of fiscal 2006 of $38.8 million was 6.0% of total revenue compared to 6.8% in the third quarter of fiscal 2005. Before the effect of stock option expense, operating income margin would have been 6.4% for the third quarter of fiscal 2006. In addition, the store closing and strategic initiative expenses described above had a net unfavorable effect as a percent of revenues of approximately 1.0%. After accounting for these items, which did not affect fiscal 2005 in a similar manner, the comparison of operating income margin to the third quarter of last year primarily reflected lower cost of goods sold partly offset by higher other operating and general and administrative expenses. Cost of goods sold benefited from favorable commodity costs, modest menu price increases and a lower mix of retail sales, which have a higher cost of goods sold than restaurant sales.

Completion of Tender Offer

During the third quarter of fiscal 2006, the Company completed a modified Dutch Auction tender offer for the repurchase of approximately 16.8 million shares of its common stock. Subsequent to the end of the quarter, the Company closed on the tender offer and repurchased approximately 16.8 million shares, which represented approximately 35% of the Company’s outstanding shares at the end of the third quarter. To fund the repurchase and related fees and expenses, the Company drew approximately $725 million (out of $800 million that was available) under a term loan portion of its previously announced $1.25 billion credit facility. As a result of the term loan draw being less than the maximum allowed, the credit facility now totals $1.175 billion, which includes the term loan, a $250 million revolving credit facility and a $200 million delayed draw term loan facility. This recapitalization was part of the Company’s comprehensive plan of strategic initiatives intended to increase shareholder value that was announced on March 17, 2006.

Commenting on third-quarter results, CBRL Group, Inc. Chairman, President and Chief Executive Officer Michael A. Woodhouse said, “We continued to face a challenging sales environment during the quarter, with trends weakening late in the quarter as gasoline price increases began to squeeze consumer discretionary income again. We’ve seen moderation of this effect on Cracker Barrel’s restaurant and retail sales thus far in May. We are pleased with our results in the third quarter, especially considering the difficult sales environment and the expenses related to previously announced store closings and strategic initiatives, and we are continuing to work towards our goals of executing more consistently across the store system and remaining focused on improving our margins through purchasing and operational initiatives.

“We’re also extremely pleased to have completed the recapitalization initiatives as part of the comprehensive plan we announced in March intended to increase long term shareholder value. We provided shareholders an opportunity to realize increased value to their shares by participating in our tender offer. At the same time, our remaining shareholders can participate in the future performance of the Company, including the potential benefit from the reduced number of shares now outstanding. We believe that the cash flow from Cracker Barrel will continue to be strong and more than sufficient to service the new indebtedness and to finance Cracker Barrel’s continued expansion. Going forward, our new capital structure not only preserves but also builds on our underlying financial strength and stability and gives us continuing flexibility to implement additional initiatives to enhance shareholder value.”

Year-to-Date Fiscal 2006 Results

Total revenue year to date for the first nine months of fiscal 2006 of $2.0 billion increased 3.4% from the nine-month year-to-date period in fiscal 2005. Comparable store restaurant sales year-to-date for Cracker Barrel decreased 0.5%, including a 2.5% higher average check, while guest traffic declined by 3.0%. Comparable store retail sales at Cracker Barrel decreased 8.9% for the year to date. Logan’s year-to-date comparable restaurant sales increased 1.1%, as average check increased 2.6%, while guest traffic declined 1.5%. In the year-to-date period, the Company opened 17 new Cracker Barrel units, 13 new Logan’s company-operated restaurants and two new Logan’s franchised restaurants. The Company noted that thus far in the fourth fiscal quarter it has opened three new Cracker Barrel units and three new Logan’s company-operated restaurants. The Company closed seven Cracker Barrel stores and three Logan’s company-operated locations in February as described above.

The Company reported year-to-date net income of $80.5 million, or $1.60 per diluted share, compared to net income of $89.1 million, or diluted net income per share of $1.72, for the same period in fiscal 2005. Fiscal 2006 year-to-date results included stock option expense of approximately $5.0 million after income taxes, or $0.10 per diluted share. In addition, during fiscal 2006, the Company has incurred certain other charges, expenses and net credits, including impairment charges and expenses related to implementation of the Company’s strategic initiatives, the net effect of which reduced year-to-date net income by $7.5 million or $0.14 per diluted share, after taxes.

Outlook

As previously announced, the Company is not presently providing guidance because of the undeterminable impact of the divestiture of the Company’s wholly-owned Logan’s Roadhouse, Inc. subsidiary.

Fiscal 2006 Third-Quarter Conference Call

The live broadcast of CBRL Group’s quarterly conference call will be available to the public on-line at investorcalendar.com or cbrlgroup.com today beginning at 11:00 a.m. (EST). The on-line replay will follow immediately and continue through May 30, 2006.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 542 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 137 company-operated and 25 franchised Logan’s Roadhouse restaurants in 20 states.

Except for specific historical information, many of the matters discussed in this press release may express or imply projections of revenues or expenditures, statements of plans and objectives or future operations or statements of future economic performance. These, and similar statements are forward-looking statements concerning matters that involve risks, uncertainties and other factors which may cause the actual performance of CBRL Group, Inc. and its subsidiaries to differ materially from those expressed or implied by this discussion. All forward-looking information is provided by the Company pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “trends,” “assumptions,” “target,” “guidance,” “outlook,” “plans,” “goals,” “objectives,” “expectations,” “near-term,” “long-term,” “projection,” “may,” “will,” “would,” “could,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “potential” or “continue” (or the negative or other derivatives of each of these terms) or similar terminology. Factors which could materially affect actual results include, but are not limited to: the timing and ability of the Company to execute a successful divestiture of its Logan’s Roadhouse, Inc. subsidiary, including the effects of changes in capital market or economic conditions that could affect valuations of restaurant companies; the effects of incurring substantial indebtedness and associated restrictions on the Company’s financial and operating flexibility and ability to execute or pursue its operating plans and objectives; the effects of uncertain consumer confidence, higher costs for energy, consumer debt payments, or general or regional economic weakness, or weather on sales and customer travel, discretionary income or personal expenditure activity of our customers; the ability of the Company to identify, acquire and sell successful new lines of retail merchandise and new menu items at our restaurants; the ability of the Company to sustain or the effects of plans intended to improve operational execution and performance; changes in or implementation of additional governmental or regulatory rules, regulations and interpretations affecting tax, wage and hour matters, health and safety, pensions, insurance or other undeterminable areas; the effects of plans intended to promote or protect the Company’s brands and products; consumer behavior based on negative publicity or concerns over nutritional or safety aspects of the Company’s products or restaurant food in general, including concerns about E. coli bacteria, hepatitis A, “mad cow” disease, “foot-and-mouth” disease, and bird flu, as well as the possible effects of such events on the price or availability of ingredients used in our restaurants; changes in interest rates or capital market conditions affecting the Company’s financing costs or ability to obtain financing or execute initiatives; the effects of business trends on the outlook for individual restaurant locations and the effect on the carrying value of those locations; the ability of the Company to retain key personnel during and after the restructuring process; the ability of and cost to the Company to recruit, train, and retain qualified hourly and management employees; the effects of increased competition at Company locations on sales and on labor recruiting, cost, and retention; the availability and cost of suitable sites for restaurant development and our ability to identify those sites; changes in building materials and construction costs; the actual results of pending, future or threatened litigation or governmental investigations and the costs and effects of negative publicity associated with these activities; practical or psychological effects of natural disasters or terrorist acts or war and military or government responses; disruptions to the company’s restaurant or retail supply chain; changes in foreign exchange rates affecting the Company’s future retail inventory purchases; implementation of new or changes in interpretation of existing accounting principles generally accepted in the United States of America (“GAAP”); effectiveness of internal controls over financial reporting and disclosure; and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission, press releases, and other communications.

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CBRL GROUP, INC.
CONDENSED CONSOLIDATED INCOME STATEMENT
(Unaudited)
(In thousands, except share amounts)

	Third Quarter Ended			Nine Months Ended
	4/28/06	4/29/05	Change	4/28/06	4/29/05	Change

Total revenue	$644,200	$627,999	3%	$1,971,913	$1,907,841	3%
Cost of goods sold	201,817	203,702	(1)	637,008	639,933	--
Gross profit	442,383	424,297	4	1,334,905	1,267,908	5
Labor & other related expenses	243,397	237,574	2	719,992	696,512	3
Impairment and store closing charges	3,596	431	734	10,361	431	2,304
Other store operating expenses	117,773	112,204	5	359,827	329,508	9
Store operating income	77,617	74,088	5	244,725	241,457	1
General and administrative	38,808	31,242	24	115,185	98,831	17
Operating income	38,809	42,846	(9)	129,540	142,626	(9)
Interest expense	2,700	2,221	22	7,516	6,516	15
Interest income	6	--	--	118	96	23
Income before income taxes	36,115	40,625	(11)	122,142	136,206	(10)
Provision for income taxes	12,143	14,054	(14)	41,651	47,127	(12)
Net income	$23,972	$26,571	(10)	$80,491	$89,079	(10)

Net income per share:
Basic	$0.51	$0.56	(9)	$1.72	$1.85	(7)
Diluted	$0.47	$0.52	(10)	$1.60	$1.72	(7)

Weighted average shares:
Basic	47,295,058	47,555,889	(1)	46,916,467	48,135,476	(3)
Diluted	52,523,351	53,149,295	(1)	52,067,800	53,774,355	(3)

Ratio Analysis
Net sales:
Restaurant	84.1%	83.3%		81.5%	79.8%
Retail	15.8	16.6		18.4	20.1
Total net sales	99.9	99.9		99.9	99.9
Franchise fees	0.1	0.1		0.1	0.1
Total revenue	100.0	100.0		100.0	100.0
Cost of goods sold	31.3	32.4		32.3	33.5
Gross profit	68.7	67.6		67.7	66.5
Labor & other related expenses	37.8	37.8		36.5	36.5
Impairment and store closing charges	0.6	0.1		0.5	--
Other store operating expenses	18.3	17.9		18.3	17.3
Store operating income	12.0	11.8		12.4	12.7
General and administrative	6.0	5.0		5.8	5.2
Operating income	6.0	6.8		6.6	7.5
Interest expense	0.4	0.3		0.4	0.4
Interest income	--	--		--	--
Income before income taxes	5.6	6.5		6.2	7.1
Provision for income taxes	1.9	2.3		2.1	2.4
Net income	3.7%	4.2%		4.1%	4.7%

CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited and in thousands)

	4/28/06	7/29/05

Assets
Cash and cash equivalents	$20,148	$17,173
Assets held for sale	10,495	--
Other current assets	161,522	173,310
Property and equipment, net	1,252,201	1,218,298
Long-lived assets	141,941	124,491
Total assets	$1,586,307	$1,533,272

Liabilities and Shareholders' Equity
Current liabilities	$252,819	$295,345
Long-term debt	194,998	212,218
Other long-term obligations	867,542	155,721
Shareholders' equity	270,948	869,988
Total liabilities and shareholders' equity	$1,586,307	$1,533,272

CONDENSED CONSOLIDATED CASH FLOW STATEMENT
(Unaudited and in thousands)

	Nine Months Ended
	4/28/06	4/29/05

Cash flow from operating activities:
Net income	$ 80,491	$ 89,079
Depreciation and amortization	53,512	50,311
Loss on disposition of property and equipment	1,185	2,278
Impairment charges	8,430	431
Accretion on zero-coupon notes	4,280	4,156
Share-based compensation, net of excess tax benefit	4,616	1,204
Net changes in other assets and liabilities	(35,369)	76,718
Net cash provided by operating activities	117,145	224,177
Cash flows from investing activities:
Purchase of property and equipment	(106,862)	(125,034)
Proceeds from sale of property and equipment	181	1,067
Net cash used in investing activities	(106,681)	(123,967)
Cash flows from financing activities:
Net payments on credit facilities and other long-term obligations	(21,677)	5,859
Proceeds from exercise of stock options	26,978	35,547
Excess tax benefit from share-based compensation	5,737	--
Purchase and retirement of common stock	--	(131,916)
Other	(698)
Dividends on common stock	(17,829)	(17,060)
Net cash used in financing activities	(7,489)	(107,570)
Net increase/(decrease) in cash and cash equivalents	2,975	(7,360)
Cash and cash equivalents, beginning of period	17,173	28,775
Cash and cash equivalents, end of period	$20,148	$21,415

CBRL GROUP, INC.
Supplemental Information
(Unaudited)
	As of 4/28/06	As of 7/29/05	As of 4/29/05

Common shares outstanding	47,661,958	46,619,803	47,168,383

	Third Quarter Ended		Nine Months Ended
Units in operation:	4/28/06	4/29/05	4/28/06	4/29/05

Cracker Barrel
Open at beginning of period	540	514	529	504
Opened during period	6	6	17	16
Closed during period	(7)	--	(7)	--
Open at end of period	539	520	539	520

Logan's--company-owned
Open at beginning of period	134	118	124	107
Opened during period	3	5	13	16
Closed during period	(3)	--	(3)	--
Open at end of period	134	123	134	123

Total company-owned units	673	643	673	643

Logan's--franchised
Open at beginning of period	24	22	23	20
Opened during period	1	--	2	2
Closed during year	--	--	--	--
Open at end of period	25	22	25	22

System-wide units	698	665	698	665

Net sales in company-owned stores: (in thousands)
Cracker Barrel-restaurant	$432,052	$424,149	$1,293,128	$1,242,949
Cracker Barrel-retail	101,938	103,973	363,088	384,225
Total revenue	$533,990	$528,122	$1,656,216	$1,627,174

Logan's revenue	$109,530	$99,274	$313,850	$278,943
Franchise fees and royalties	680	603	1,847	1,724
Total	$110,210	$99,877	$315,697	$280,667

Operating weeks--company-owned stores:
Cracker Barrel	6,996	6,731	20,940	19,965
Logan's	1,734	1,571	5,085	4,526

Average unit volume - company-owned stores (In thousands):
Cracker Barrel-restaurant	$802.9	$819.2	$2,408.4	$2,428.0
Cracker Barrel-retail	189.4	200.8	676.2	750.6
Cracker Barrel-total	$992.3	$1,020.0	$3,084.6	$3,178.6
Logan's	$821.2	$821.5	$2,407.1	$2,403.6

Comparable store sales period-to-period increase/(decrease):

	Q3 2006 vs. Q3 2005		9 mo. 2006 vs. 9 mo. 2005
	Cracker Barrel	Logan's	Cracker Barrel	Logan's
Restaurant	(2.1%)	0.5%	(0.5%)	1.1%
Retail	(5.4%)	--	(8.9%)	--
Number of stores in comparable store base	498	104	482	100

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